Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 4, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Analogic Corporation’s Form 10-K for the year ended July 31, 2011.

/s/ PricewaterhouseCoopers, LLP

Boston, Massachusetts

January 26, 2012